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                                                                EXHIBIT 10.4



                            SATELLITE SERVICES, INC.
                          PROGRAMMING SUPPLY AGREEMENT

         THIS AGREEMENT, dated January 28, 1996, is made by and between SATELLITE SERVICES, INC., a Delaware corporation ("SSI"), and INTERMEDIA PARTNERS IV, L.P., ("Operator").

                                    RECITALS

         WHEREAS, SSI is an indirect wholly-owned subsidiary of TeleCommunications, Inc., ("TCI") which has an interest in Operator, said interest is described on Exhibit A hereto; and

         WHEREAS, Operator owns interests (which may be direct or indirect, through a chain of ownership in corporate and/or partnership entities or otherwise) in certain audio or visual distribution facilities consisting of cable (those facilities now owned or hereafter acquired shall be referred to hereinafter as the "System" or "Systems") which provide cable television services to various communities pursuant to valid cable television franchises or other authorization where authorization is required, which systems' headends are listed on Exhibit B attached hereto and incorporated herein by this reference, as it may be amended from time to time; and

         WHEREAS, Operator desires to appoint SSI as the non-exclusive agent of Operator for obtaining and managing certain cable television or satellite-delivered programming services as listed on Exhibit C hereto; as it may be amended from time to time, and Operator desires to appoint SSI as the exclusive agent for managing cable television and satellite-delivered programming services for delivery to the subscribers of the Systems, and SSI desires to accept such appointment, in the course of its normal business practices as of the Effective Date first written above and upon the terms and conditions set forth below; and

         WHEREAS, Operator recognizes that it is one of a large number of entities affiliated with SSI and acknowledges that while SSI will endeavor in all instances to obtain the right to include Operator within the terms of any affiliation agreement for the carriage of cable television or satellite-delivered programming, SSI cannot guarantee to Operator that it will be able to obtain such right.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, Operator and SSI agree as follows:

         1.  DEFINITIONS.

         As used herein the following terms shall have the respective meanings set forth below (terms defined in the

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singular to have the same meanings when used in the plural and vice versa):

         1.1 Basic Service: The level of cable television service offered by a System to its Subscribers (as defined below) and received by all of such System's Subscribers.

         1.2 Cable Television Service: "Cable television service" includes any satellite-delivered audio service and any satellite-delivered video service, whether delivered by television or otherwise.

         1.3 Plan: The plan to be adopted by the committee described in Section
4.2 hereof relating to the selection, billing, management and collection practices for all Programming Services carried on any System, which Plan will include, but will not be limited to, those SSI Programming Services identified on Exhibit C hereto (as defined below).

         1.4 Premium Service: A Programming Service for which a separate subscription charge is customarily imposed (i.e., a service which is sold on an a la carte basis).

         1.5 Programming Service: Any cable television programming service other than locally available, free, standard, over-the-air broadcast television signals or free programming on a public, educational or governmental channel. "SSI Programming Services" shall consist of those Programming Services to be supplied by SSI under SSI Affiliation Agreements (as defined below) to Operator under this Agreement and shall be listed on Exhibit C hereto, as it may be added to or deleted from, from time to time. As used in this paragraph, the term "free" shall mean programming for which the System does not pay either pursuant to an affiliation agreement, under copyright law, or otherwise.

         1.6 Service Subscribers: As to each SSI Programming Service supplied hereunder, the Subscribers in the Systems who receive from Operator SSI Programming Service.

         1.7 Tier Package: A group of cable television services for which a charge is imposed in addition to or in excess of the charge for Basic Service.

         1.8 SSI Affiliation Agreement(s): An agreement between SSI and a supplier of an SSI Programming Service pursuant to which SSI purchases such SSI Programming Service.

         1.9 Subscriber: Each location to which a System provides any cable television service directly or through a third party. Subscriber shall include (but shall not be limited to) each dwelling (whether in a single-family or multi-unit building), hotel or motel guest room, bar, hospital room, university or college campus dormitory room or other location, restaurant and

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other residential, commercial or other location in which any cable television service is received. If a System provides an SSI Programming Service to multiple dwelling complexes, including (but not limited to) apartments, hotels and motels, on a bulk-rate basis, and if the applicable SSI Affiliation Agreement permits, the number of Service Subscribers attributable to each such bulk-rate Subscriber shall be equal to the total monthly retail rate charged a complex for the level of service on which the such SSI Programming Service is carried divided by the standard monthly retail rate charged a non-bulk rate Service Subscriber in the applicable System for such level of service. Notwithstanding the foregoing, if the definition of "Subscriber" in any SSI Affiliation Agreement is different than the definition set forth in this Section 1.9, the definition set forth in the applicable SSI Affiliation Agreement shall control for the purposes of such SSI Affiliation Agreement. The number of Subscribers shall be determined as to any Programming Service pursuant to the pertinent SSI Affiliation Agreement as of the last day of each month unless otherwise required or permitted under the pertinent SSI Affiliation Agreement.

         2.  PURCHASE; PROGRAMMING RESPONSIBILITY.

         2.1 Except as otherwise provided herein and to the extent permitted by the SSI Affiliation Agreements, SSI agrees to provide to Operator, and Operator agrees to buy and procure from SSI, the Programming Services desired by the Systems, subject to the terms and conditions of this Agreement and of the SSI Affiliation Agreements; provided, however, that Operator shall not be required to purchase from SSI, and may purchase directly from the supplier thereof, any Programming Service if Operator is able to do so at a cost lower than the cost to Operator under the pertinent SSI Affiliation Agreement and if Operator fully complies with the following requirements at all times: (a) From and after the date of this Agreement, SSI shall have the right at all times to require Operator to refrain from commencing carriage of any Programming Service if SSI has not directly entered into an SSI Affiliation Agreement with the supplier of such Programming Service, or if SSI has an Affiliation Agreement with the supplier of such Programming Service only as a successor in interest to another entity; (b) if Operator purchases a Programming Service directly from a supplier at a cost lower than the cost to Operator under the pertinent SSI Affiliation Agreement, Operator shall provide a copy of the affiliation agreement, letter agreement or other contract relating to such Programming Service to SSI, upon SSI's request, unless such agreement, letter or contract contains a confidentiality provision precluding SSI's review thereof and such agreement, letter or contract pertains to cable television systems which are not Systems. Operator acknowledges and agrees that the carriage by Operator of any Programming Service contrary to SSI's disapproval pursuant to this Agreement shall constitute a breach of this Agreement and entitle SSI to immediately terminate this Agreement.

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         2.2 Operator hereby offers to SSI, and SSI hereby accepts, the exclusive agency and authority to manage Operator's Programming Services in the Systems, with full and exclusive authority to make and execute decisions on behalf of Operator with respect to the management, selection, billing and collection of Programming Services, during the term of this Agreement. Further, SSI is authorized to control and direct the promotion and marketing of the Programming Services, the sale of available commercial time in connection with the Programming Services and all other matters associated therewith to the extent necessary to insure that such promotion, sales and marketing efforts do not violate any of the terms of the SSI Affiliation Agreements. SSI shall use reasonable efforts to give Operator at least thirty (30) days advance written notice of any action taken or decision made under this Section 2.2, and in any event shall give Operator notice of such action taken or decision made no later than ten (10) days thereafter.

         2.3 Operator acknowledges and agrees that SSI shall at all times have sole and complete discretion in negotiating and executing SSI Affiliation Agreements. Operator acknowledges and agrees that Operator is only one of a large number of entities affiliated with SSI on behalf of whom SSI negotiates SSI Affiliation Agreements, and that SSI may not always be able to obtain the most favorable rates and terms with respect to Operator. Operator acknowledges and agrees that SSI shall have no liability whatsoever to Operator with respect to or arising out of any SSI Affiliation Agreement or other contract or any term or condition of any such contract or agreement or for any failure of SSI to obtain the most favorable rates or terms with respect to Operator. Operator also acknowledges and agrees that, from time to time, SSI Affiliation Agreements might include restrictions on SSI Programming Services (such as pricing and tiering restrictions) which are not present in other contracts, and that SSI shall have no liability to Operator for the existence of any such restrictions.

         2.4 Operator shall be ineligible to obtain any SSI Programming Service under this Agreement unless and until Operator complies fully and accurately with any and all requests for information and documentation made by SSI from time to time in its sole and absolute discretion; provided, however, that SSI shall impose no such requirement unless it is reasonably necessary in order to comply with or administer an Affiliation Agreement.

         2.5 Operator shall fully comply with all requirements imposed by SSI immediately upon notice thereof. Without limitation, Operator shall comply with the following requirements from and after the date, and during the term, of this
Agreement:

                  (a) By signing this Agreement, Operator hereby acknowledges receipt of that certain Satellite Services, Inc. Affiliate Reporting Procedures which

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         may be amended by SSI from time to time (the "Procedures"). Operator shall at all times fully comply with all requirements set forth in the Procedures.

                  (b) Each time Operator launches or deletes carriage of an SSI Programming Service on any System, or acquires or divests itself of a System, SSI will be under no obligation to, and will not, reflect or cause such launch, deletion, acquisition or divestiture to be effective under this Agreement until such time as Operator shall have fully and accurately complied with all of the reporting requirements set forth in the Procedures, including, without limitation, Operator's obligation to ensure the accuracy and completeness of Exhibits A and B at all times.

                  (c) Upon notice from SSI, Operator shall comply with all requirements which are imposed on it by SSI for the purpose of complying with the SSI Affiliation Agreements.

         3.       TERM.

         3.1 The term of this Agreement shall be a seven (7) year period commencing on the date hereof and, thereafter, this Agreement shall be automatically renewed for successive one (1) year periods, unless sooner terminated (i) by either party upon at least sixty (60) days' written notice prior to the expiration of any such period, (ii) by agreement of the parties, or
(iii) otherwise pursuant to this Agreement.

         3.2 Notwithstanding Section 3.1 hereof, this Agreement may be terminated as provided below upon the happening of any of the following events:

                  (a) In the event that either party has made any material misrepresentation herein or fails to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it (including the obligation to make all payments when due and payable), the other party may terminate this Agreement by giving at least sixty (60) days' prior written notice to the former party, provided that, if such misrepresentation or failure is subject to being cured, the party who has made such misrepresentation or failure may avoid the effect of this provision by effecting a complete cure within thirty (30) days of such notice.

                  (b) As to any System or Systems, by either party upon prior written notice to the other, if SSI or an affiliated company does not own the required interest in such System or Systems which enables SSI to provide

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         Programming Services to Operator pursuant to the SSI Affiliation
         Agreements.

                  (c) At SSI's option, immediately upon the termination of Tele-Communications, Inc's., or an affiliate's, ownership interest in Operator.

                  (d) By SSI, immediately upon the violation by Operator of any confidentiality provision contained in this Agreement.

                  (e) At SSI's option, upon sixty (60) days' prior written notice by SSI of Operator's failure to provide information required by SSI hereunder or to comply with the provisions of any SSI Affiliation Agreement after notification by SSI.

         3.3 Operator hereby represents, warrants and covenants to SSI that any information provided in or pursuant to this Agreement, including, without limitation, the Exhibits hereto, as amended from time to time, shall be true, correct, and complete in all respects at all times. Operator shall notify SSI immediately regarding any change in any such information. Subject to Sections
16.1 and 3.2(a) hereof, Operator hereby agrees that any violation of this representation, warranty and covenant shall be grounds for the immediate termination of this Agreement, at SSI's election.

         3.4 Termination of this Agreement in accordance with this Section 3 shall not affect the rights of Operator or SSI with respect to any damages either has suffered as a result of any breach of this Agreement, nor shall it affect the rights of Operator or SSI with respect to any liabilities or claims accruing, or based upon events occurring, prior to the date of termination.

         4.  SUPPLY OF PROGRAMMING.

         4.1 Exhibit C attached hereto sets forth the SSI Programming Services. Promptly following the latest of (i) the execution hereof, (ii) the acquisition by Operator of any Systems after the date of this Agreement, or (iii) the provision to SSI by Operator of all information and documentation requested with respect to any such SSI Programming Service or System, as necessary, SSI will cause an order to be filed with the appropriate suppliers of the SSI Programming Services and otherwise take the steps required to assure the earliest possible availability of such SSI Programming Services in such Systems. From time to time hereafter and upon request of Operator, SSI will consult with Operator with respect to the terms of the Plan and will submit to Operator a revised Plan, reflecting all changes to the existing Plan that SSI and Operator have agreed upon, within thirty (30) days after such agreement has been reached. In the event that any revised Plan

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provides for Operator to furnish to its Subscribers any Programming Services not then provided in the Systems, SSI shall confirm whether it can supply each such Programming Service to Operator and, if it can, shall specify the terms at which each such Programming Service shall be offered to Operator. Any Programming Services added to the Systems after the date hereof pursuant to any revised Plan (after the adoption of a Plan pursuant to Section 4.2 below) may be added to Exhibit C hereof and, then, shall be an SSI Programming Service. If SSI cannot provide an additional Programming Service under a revised Plan to Operator at more favorable terms and conditions than Operator could obtain elsewhere, then subject to Section 2.1 hereof, Operator may purchase such Programming Service elsewhere, provided that SSI consents prior to such purchase.

         4.2 The selection, billing, management and collection practices relating to the Programming Services shall be recommended to SSI by a committee of three members, two of which shall be representatives of SSI and one of which shall be a representative of Operator. SSI shall establish the Plan in accordance with such recommendation, but the Plan shall be subject to amendment in accordance with subsequent recommendations of such committee. A majority vote of the committee shall be required for any action taken by it, including any amendments to the Plan or to Exhibit C hereto. Each party will designate their representatives by written notice to the other.

         4.3 If, during the term of this Agreement, any of the SSI Affiliation Agreements (pursuant to which any SSI Programming Service is provided hereunder) is terminated or expires and is not renewed, or SSI ceases generally to distribute any such Programming Service pursuant to any of such SSI Affiliation Agreements, then SSI shall as soon as practicable so notify Operator in writing and the SSI Programming Service affected thereby shall be deleted from Exhibit C; provided, however, that SSI agrees to use its reasonable efforts to give Operator at least thirty (30) days' prior written notice of the deletion of any such programming. SSI shall have no further obligation to supply the deleted SSI Programming Service to Operator, and SSI shall incur no cost or liability to Operator relating directly or indirectly to such deletion. SSI shall notify Operator without delay of any written threat of a termination notice received by SSI relating to any of the SSI Affiliation Agreements referred to in the Plan.

         4.4 SSI shall make available to Operator its pro rata share of all promotional material, program guides, time spots for local advertising, promotional fees and other benefits available or extended to SSI under the SSI Affiliation Agreements for the SSI Programming Services furnished to Operator hereunder. Operator's pro rata share of such benefits shall be equal to the ratio of the number of Service Subscribers (or Subscribers, as appropriate) in the Systems who receive the applicable SSI Programming Service compared to the number of

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Service Subscribers (or Subscribers, as appropriate) receiving the applicable
SSI Programming Services in all cable television systems, including the Systems, to which SSI supplies such SSI Programming Service. To the extent permitted by the SSI Affiliation Agreements, SSI hereby grants to Operator, or will cause to be granted to Operator, all licenses or sublicenses of the proprietary rights in any SSI Programming Services sold to Operator hereunder (including the names, logos and marks relating to the SSI Programming Services) as may be necessary for Operator to sell or promote the SSI Programming Service during the term of this Agreement; provided, however, that Operator agrees hereby not to engage in any conduct which could constitute the infringement of any such proprietary rights.

         4.5 To the extent permitted by the SSI Affiliation Agreements and subject to Section 5.1(c), SSI will grant to Operator the right to distribute and redistribute any SSI Programming Service to hotels, motels, hospitals, universities, satellite master antenna television systems ("SMATVs"), individual dwelling units or other locations by means of equipment capable of receiving the SSI Programming Services directly from satellite ("TVROs"), multipoint distribution services ("MDSs"), multichannel multipoint distribution services ("MMDSs") and any other commercial establishments within franchise areas of the Systems; provided, however, that Operator shall cause any redistributee or subdistributee to comply with all of the pertinent terms and conditions of this Agreement and of all of the pertinent terms and conditions of the applicable SSI Affiliation Agreements; and further provided that any such subdistribution or redistribution shall not affect in any manner Operator's obligations pursuant to this Agreement, including, but not limited to, Operator's obligations with respect to reporting and payment. SSI will immediately notify Operator of the grant by SSI to Operator of any of the above-referenced rights.

         5.  CARRIAGE BY OPERATOR.

         5.1 Operator agrees that its carriage of the SSI Programming Services pursuant to this Agreement shall be subject to the restrictions concerning carriage of such Programming Services which are imposed by the suppliers of the SSI Programming Services pursuant to the SSI Affiliation Agreements; provided, however, that Operator shall only be required to comply with such restrictions after the date of written notification by SSI to Operator of such restrictions.

         Without limiting the generality of the foregoing, Operator agrees (except if and as notified by SSI of specific requirements of an SSI Affiliation Agreement to the contrary) with respect to each SSI Programming Service as follows:

                  (a) Without the prior written consent of the supplier of any SSI Programming Service, Operator

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         shall not promote or market to any Subscriber any programming other than the SSI Programming Service in any manner which might imply that any programming not distributed by the SSI Programming Service is part of or is connected in any way with the SSI Programming Service.

                  (b) Operator shall cause each System not to exhibit or transmit the SSI Programming Service, or any part thereof, at any time other than as scheduled by the SSI Programming Service.

                  (c) Operator shall cause each System to deliver the SSI Programming Service to its Service Subscribers by coaxial cable, SMATV or optical fibers only, and by no other means of delivery except as otherwise authorized by SSI.

                  (d) Operator shall cause each System to identify one of its channels for the carriage of each SSI Programming Service ("Service Channel"), and Operator shall provide complete channel line-ups to SSI, including changes or additions thereto. Operator may substitute an alternative Service Channel to telecast the SSI Programming Service only if such substitution is permitted by the pertinent Affiliation Agreement, and if Operator gives SSI prior written notification of such substitution. No SSI Programming Service may be shown on the same channel as any "adult-only" programming or any programming that has received, or had it been rated would have received, an "X" or "NC-17" rating by the Motion Picture Association of America. Channels may be used for more than one SSI Programming Service, but only to the extent permitted by the SSI Affiliation Agreements.

                  (e) The Systems may distribute each SSI Programming Service on a full-time basis only. Operator shall cause each System to distribute each SSI Programming Service during the hours it is carried by the Systems, without alteration, deletion, addition, editing or delay of any kind.

                  (f) Operator shall not make available all or any part of any SSI Programming Service or the trademarks of such SSI Programming Service for any sponsorship, advertising, promotional, public service or commercial announcement of any party, product or service.

                  (g) Operator shall not knowingly permit and shall take all necessary and reasonable precautions to prevent, any unlawful or unauthorized use, reproduction, exhibition or distribution of the SSI Programming Services (except that this shall not

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         prohibit the connection of subscribers' video recorders, VCRs or other devices susceptible to use for home duplication of video programming), and Operator shall cause each System to employ strict security systems and procedures to prevent any such unlawful or unauthorized use, reproduction, exhibition or distribution of the SSI Programming Services.

                  (h) Operator shall not carry any SSI Programming Service as part of a Tier Package or on an a la carte basis without prior written notice to SSI and verification from SSI that such carriage does not violate any provision of the Affiliation Agreement with respect to such SSI Programming Service.

                  (i) Operator shall not delete any Programming Service (whether an SSI Programming Service or not) from any System unless such deletion
         (i) is permitted by the Plan and/or the SSI Affiliation Agreements, as the case may be, (ii) does not adversely affect SSI's rates and (iii) SSI is given prior written notice of such deletion, as required by SSI.

                  (j) In the event that SSI, under SSI Affiliation Agreements, has exclusively or is the exclusive redistributor or subdistributor in operating areas of Systems, Operator will fully conform its conduct and activities to the standards required of SSI under the pertinent SSI Affiliation Agreements.

                  (k) Each System shall deliver a video and audio signal of each SSI Programming Service to its Service Subscribers of a quality equivalent to the lesser of the following: (i) other cable television programming services, or (ii) the technical quality provided by the distributor of such SSI Programming Service.

                  (l) Any use by Operator of the vertical blanking interval or audio subcarriers shall not degrade, or otherwise interfere with, the picture quality of any SSI Programming Service or the audio portion of any SSI Programming Service signal which is the principal audio frequency of such SSI Programming Service.

                  (m) Operator shall use reasonable efforts to promote the SSI Programming Services within the Operating Areas of the Systems. "Operating Areas" shall mean that geographic area where each System is authorized by appropriate governmental authority to operate a cable television system and is operating a cable television system within such area, and any geographic area where such System is obligated to build and/or operate a cable television system.


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                  (n) Operator shall, to the extent permitted by applicable law, cooperate with SSI in any marketing tests, surveys, rating polls and other research in connection with the SSI Programming Services.

         5.2 Operator shall give SSI all such notices of launches, deletions, acquisitions and divestitures as required by the Procedures, as amended from time to time.

         6.  DISCLAIMER OF TITLE; SERVICE MARKS.

         6.1 SSI does not claim title or copyright in itself to any SSI Programming Service being sold hereunder or to any name or mark relating thereto. Operator acknowledges and agrees that SSI is merely an agent of Operator for the licensing of SSI Programming Services and that SSI is granting to Operator only such right or title to such SSI Programming Services as SSI may hold at any given time pursuant to the SSI Affiliation Agreements.

         6.2 Operator acknowledges and agrees that the names, logos and marks relating to the SSI Programming Services (and the names of certain programs which appear in the Programming Services) are and will at all times remain the exclusive property of the owners of the SSI Programming Services (and suppliers thereto) and neither SSI nor Operator has or shall acquire any proprietary or other rights therein by reason of this Agreement or any activity relating to or arising out of this Agreement. Operator acknowledges and agrees that SSI and the pertinent suppliers of the SSI Programming Services shall have the complete right to approve any and all of Operator's mentioning or using of such names, logos or marks and any and all of Operator's publicity about the owners of the SSI Programming Services or the products or programming included in the SSI Programming Services prior to such mentioning, use, or publicity. Use by Operator of such names, logos and marks in routine promotional materials such as program guides, program listings and bill stuffers shall be deemed approved unless SSI or the supplier of the pertinent SSI Programming Service specifically notifies Operator to the contrary or unless an SSI Affiliate Agreement provides to the contrary. Upon written notice to Operator from SSI or a supplier of an SSI Programming Service so requesting, Operator shall provide SSI or the supplier so requesting with all promotional materials using any of the names or marks relating to the pertinent SSI Programming Service or the supplier thereof prior to using such materials, and Operator shall not use any such materials unless and until they have been specifically approved by the pertinent supplier.

         7.   RATES AND PAYMENT.

         7.1 For all SSI Programming Services supplied to Operator, Operator shall pay to SSI the rates described in Section 7.2 and 7.3. Operator's payments made pursuant to this Section 7 shall be made to SSI at the address for SSI set forth in Section 14 of this Agreement to the attention of the Accounting Department. Operator's payments shall be made within thirty (30) days of the last day of the month to which the invoice or statement relates.


         7.2 (a) Except as otherwise provided in Section 7.2(b), the rates per Subscriber or Service Subscriber, as the case may be, for any SSI Programming Service supplied pursuant to this Agreement shall be equal (subject to rounding) to the effective rates per Subscriber or Service Subscriber, as the case may be, paid by SSI to the suppliers of such SSI Programming Services pursuant to the SSI Affiliation Agreements, and such rates paid by Operator to SSI shall be adjusted as and when such rates paid by SSI are adjusted. Promptly after receipt by SSI of notice from its suppliers of any rate adjustment relating to any of the SSI Programming Services supplied hereunder, SSI shall notify Operator of the amount and effective date of such adjustment.

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         (b) *Confidential Information Omitted.

         7.3 *Confidential Information Omitted.

         7.4 *Confidential Information Omitted.

         7.5 *Confidential Information Omitted.


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         7.6 *Confidential Information Omitted.

         8.   REPORTING.

         8.1 Operator shall deliver to SSI, to the attention of the Accounting Department by overnight mail (Federal Express or other overnight courier service), not more than fifteen (15) days after the end of each calendar month, a subscriber data report on a computer disc which is fully compatible with Excel 5 (or which is compatible with other software required by SSI after giving six
(6) months' prior written notice to Operator of the required change in software) on forms provided by the SSI Accounting Department, setting forth such information as to the Subscribers in the Systems and the Service Subscribers for each SSI Programming Service certified as complete and correct by an executive officer of Operator. The forms provided by the SSI Accounting Department shall be used by Operator for purposes of this Section 8 until and unless SSI notifies Operator of any additional or different forms, which forms shall thereafter be submitted by Operator to SSI in order to comply with the reporting requirements of SSI's suppliers hereunder. Operator shall at all times fully and accurately complete and comply with the reporting system set forth in this Agreement and in the Procedures, as amended by SSI from time to time. In the event that Operator has fewer than ten (10) head-ends, and only for such time as Operator has fewer than ten (10) head-ends, Operator shall have the right to use another reporting system if SSI and Operator are able to mutually agree to a different system; provided, however, that SSI shall have no obligation to agree to any different system. In the event that Operator fails to timely deliver any of the reports required pursuant to this Agreement or the Procedures, or in the event that any such reports are inaccurate or incomplete, the administrative fee calculated in accordance with Section 7.3 shall be doubled for each month in which any report has not been timely delivered and/or is inaccurate or incomplete.


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

         8.2 Upon written request of SSI, Operator shall furnish SSI with copies of such portions of all regular and periodic reports which Operator shall or may be required to file with any federal, state or local regulatory agency (including, but not limited to, the Federal Communications Commission), as pertain to the Subscribers in the Systems, the Service Subscribers or the Programming Services. Notwithstanding anything in the foregoing to the contrary, Operator shall not be required to furnish to SSI any such report unless and until such report shall be available for inspection by the public generally at the agency at which such report shall have been filed.

         8.3 Operator shall keep and maintain accurate books and records of all matters relating to this Agreement in accordance with generally accepted accounting principles. During the term of this Agreement and for three (3) years after the termination of this Agreement, such books and records shall be available to SSI (or its agent or a supplier of an SSI Programming Service or its agent) for inspection and audit, at the inspecting party's expense, at Operator's offices upon reasonable notice to Operator for the purpose of determining the amounts due to SSI hereunder or to a supplier and verifying (i) compliance with the SSI Affiliation Agreements, and (ii) the reports rendered to SSI pursuant to this Agreement. Notwithstanding the preceding sentence, nothing contained in this Agreement shall require Operator to allow SSI to inspect or otherwise disclose any documents which are confidential or the disclosure of which may, in the opinion of legal counsel reasonably satisfactory to SSI, subject Operator to civil or criminal liability or enforcement action. SSI's right to perform such audit shall be limited to twice in any twelve-month period during the term of this Agreement or after the termination hereof and shall be limited to an audit with respect to amounts to be paid in the current and two prior calendar years only, except to the extent that an SSI Affiliation Agreement requires more frequent or additional audits.

         8.4 Operator hereby acknowledges and agrees that SSI shall impose such administrative, informational and reporting requirements as are necessary in order for SSI to administer and comply with the SSI Affiliation Agreements. Operator acknowledges and agrees that Operator shall not be eligible for inclusion under any such SSI Affiliation Agreement unless and until all such administrative, informational and reporting requirements are satisfied in full by Operator.

         8.5 Operator shall not make any physical changes on or to any discs or statements except with SSI's prior written consent. Until such time as Operator fully complies with all reporting requirements pursuant to this Agreement and the Procedures with respect to any launch, deletion, acquisition or divestiture, SSI will not give its consent to Operator to modify any discs or statements and will not account for such launch, deletion, acquisition or divestiture in its invoices or statements to

Operator, and, with respect to any continued carriage (or launch) of any SSI Programming Service in an acquired System, Operator shall pay the supplier thereof directly until such reporting requirements are fully satisfied.

         9.  REPRESENTATIONS AND WARRANTIES.

         9.1 Operator hereby represents, warrants and covenants to SSI throughout the term of this Agreement as follows:

                  (a) Operator is a limited partnership duly organized and validly existing and in good standing under the laws of the State of California; Operator has the power and authority to enter into this Agreement and to fully perform its obligations hereunder; Operator is under no contractual or other legal obligation which shall in any way interfere with its full, prompt and complete performance hereunder; and the individual executing this Agreement on behalf of Operator has the authority to do so.

                  (b) The execution, delivery and performance of this Agreement by Operator and the compliance with, and fulfillment of, the terms and conditions hereof, will not as of the date hereof, (i) violate any provisions of any federal, state or local laws, statutes or ordinances, rules or regulations, judicial or administrative orders, awards, judgments or decrees applicable to Operator or to any System; (ii) conflict with, result in a breach of, or constitute a default under, any agreement, license, franchise or instrument to which Operator or any System is a party or by which it is bound; or (iii) conflict with Operator's articles of incorporation or bylaws or partnership agreement(s), as appropriate.

                  (c) Operator and each System is duly licensed and in compliance with all existing laws and regulations to which it is subject, whether federal, state or local, including, without limitation, such as may pertain to the conduct of its cable television business and other pay television business, if any, and in sending, receiving and distributing the Programming Services, including but not limited to, all applicable rules and regulations of the Federal Communications Commission, and the requirements of all franchises, permits, and approvals issued by regulatory authorities, except where the failure to be in compliance would not have a material adverse effect on Operator, and its respective subsidiaries and Systems, taken as a whole.

                  (d) Operator shall not add any material to any of the SSI Programming Services, including, without limitation, any advertising inserted by Operator or materials used by Operator in advertising or promoting the SSI Programming Services, which contains any material which will libel, slander or defame any person, or violate any person or entity's right of privacy or publicity or include any obscenity and the materials prepared by Operator or added by Operator to any of the SSI Programming Services shall not violate, infringe upon or give rise to any adverse claim with respect to any contract right, common law right or any other right of any party (including, without limitation, any copyright, trademark, literary or dramatic right, music synchronization right, right of privacy or publicity or music performance right) or violate any law.

                  (e) As of the Effective Date, Operator has performed in accordance with all of the terms and conditions of this Agreement and has, as required hereunder, complied with the restrictions set forth in the SSI Affiliation Agreements.

         9.2 SSI hereby represents and warrants to Operator that it is a corporation duly organized and validly existing under the laws of the State of Delaware; SSI has the power and authority to enter into this Agreement and to fully perform its obligations hereunder; SSI is under no contractual or other legal obligation which shall in any way interfere with its full, prompt and complete performance hereunder; and the individual executing this Agreement on behalf of SSI has the authority to do so.

         10.  AVAILABILITY OF INDEMNITIES.

         SSI makes no representation or warranty as to whether the SSI Programming Services, or any of them, are free of the rightful claim of any third person by way of alleged or proven libel, slander, defamation, invasion of privacy or publicity, or violation or infringement of copyright (including music performance rights for any and all performances through to Operator's subscribers), literary, dramatic or music synchronization rights or obscenity or any other form or forms of speech (whether or not protected by the Constitution of the United States or any state) or otherwise arising out of the content of the SSI Programming Services as furnished by the suppliers thereof; provided, however, SSI covenants that, to the extent permitted by law and any SSI Affiliation Agreement, any and all of the indemnities given by the suppliers of the SSI Programming Services and set forth in any of the SSI Affiliation Agreements pursuant to which SSI from time to time provides any SSI Programming Service hereunder shall extend to the Systems as a result of Operator's purchase of such SSI Programming Services hereunder. SSI agrees to take all action necessary to enforce any such indemnity on behalf of the Systems upon the request of Operator and at Operator's cost and expense.

         11.  INDEMNIFICATION.

         11.1 Operator shall indemnify, defend and forever hold harmless SSI, its affiliates, SSI's suppliers of SSI Programming Services pursuant to Affiliation Agreements, and each of their respective officers, directors, shareholders, partners and employees, and the successors and assigns of any thereof, from and against any and all claims, judgments, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable counsel fees, disbursements, administrative and/or court costs) that SSI or any such indemnitee may suffer arising from, out of, or relating to, (a) any breach of Operator's covenants, representations or warranties under this Agreement, or under the Procedures; (b) the distribution by Operator of Programming Services (including, without limitation, SSI Programming Services) except to the extent the claim, judgment, liability, loss or expense arises from or relates to a breach by SSI of its covenants under this Agreement or a breach by SSI of the SSI Affiliation Agreements which is not caused by an act or failure to act of Operator; (c) any deletion or material added by Operator to any Programming Service (including, without limitation, SSI Programming Services) which deletion or addition gives rise to losses, liabilities, claims, costs, judgments, damages or expenses, including, without limitation, reasonable counsel fees and court costs; (d) any breach or violation by SSI of any of the terms or provisions of any SSI Affiliation Agreement which is caused, directly or indirectly, in whole or in part, by Operator, through any action or inaction, after Operator has been notified by SSI in writing that such violation or breach would result; or (e) any violation or breach by Operator of any of the confidentiality provisions of this Agreement or the Procedures, including, without limitation, any violation or breach which in any manner, directly or indirectly, results in an increase in rates owed by SSI or any of its affiliates to the suppliers of Programming Services (including, without limitation, SSI Programming Services). No claim for indemnity hereunder shall be based upon, or include as a measure of damages, lost profits or other consequential damages.

         11.2 SSI shall indemnify, defend and forever hold harmless Operator, its affiliates and each of their respective officers, directors, shareholders, partners and employees, and the successors and assigns of any thereof, from and against any and all claims, judgments, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable counsel fees, disbursements, court and/or administrative costs) that Operator or any such indemnitee may suffer as a result of, (a) any breach by SSI of its covenants, representations or warranties under this Agreement; or (b) a breach by SSI of the terms of the SSI Affiliation Agreements in connection with the provision of SSI Programming Services to the Systems if by virtue of such breach the suppliers of such SSI Programming Services assert a claim against Operator or any such indemnitee, provided in either case that such breach by SSI is not a result of an act or failure to act of Operator. No claim for indemnity hereunder shall be based upon, or include as a measure of damages, lost profits or other consequential damages.

         11.3 In connection with any indemnification provided for in this
Section 11, each party shall so indemnify the other only if such other party claiming indemnity shall give the indemnifying party prompt notice of any claim or litigation to which its indemnity applies. Whenever it shall come to the attention of a party that it has suffered or incurred, or may suffer or incur, any loss with respect to a single item or an aggregate of items covered by this
Section 11, such party shall promptly so notify the other party in writing, and shall tender the defense of such claim to the other party. If a claim to which these indemnification provisions apply arises out of a suit or other demand by a third party against the indemnified party, its affiliates, subsidiaries, agents or assigns, the indemnified party will cause notice thereof to be promptly given to the indemnifying party, unless the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party. If the indemnifying party accepts defense of any tendered claim, the indemnifying party will pay all amounts resulting therefrom to the extent of the indemnification required hereunder. If the indemnified party does not accept the defense of any tendered claim for the reason referred to above or the indemnifying party does not accept the defense of a tendered claim, the indemnifying party will nevertheless provide reasonable cooperation to the indemnified party in the defense of same and will pay all amounts resulting from the indemnified party's defense to the extent of the indemnification required hereunder, and the indemnified party will consult with the indemnifying party prior to effecting any settlement thereof. Each party agrees that it will not settle or permit the settlement of any matter giving rise to any loss without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

         11.4 The terms and conditions of this Section 11 shall survive the expiration or termination of this Agreement, regardless of the reason for such expiration or termination.

         12.  LIMITATION OF LIABILITY.

         SSI shall not be liable to Operator or any other party with respect to any nonperformance or delay in performance of its obligations hereunder if such failure or delay is due wholly or in part to failure of equipment, action or claims by any third party, labor dispute or any cause beyond SSI's reasonable control.

         13.  ASSIGNMENT AND DELEGATION.

         Neither party may assign this Agreement or any right accruing hereunder, or delegate its performance in whole or in part, unless approved prior thereto in writing by the other party in its sole and absolute discretion; provided, however, that SSI may assign its rights and delegate its obligations of performance hereunder, without the prior consent of Operator, to an affiliate of SSI. Any such assignment or delegation without such prior approval except as provided in the previous sentence shall be null and void.

         14.  NOTICES.

         Any notice or communication given pursuant to this Agreement shall be in writing and delivered personally or via courier service or mailed by certified mail, return receipt requested, postage prepaid or via facsimile transmission as follows:

         If to SSI to:

         Satellite Services, Inc.
         Terrace Tower II
         5619 DTC Parkway
         Englewood, CO 80111-3000
         Fax:  (303) 488-3208

         Attention:  President

         With a copies to the same address, marked:

                  Attention:  Vice President of Programming
                  Administration

         If to Operator to:

         InterMedia Management, Inc.
         235 Montgomery Street
         Suite 420
         San Francisco, California 94104
         Fax Number:  (415) 397-3978

         Attention:  Leo J. Hindery, Jr., General Partner

         With a copy to the same address, marked:

                  Attention:  Legal Department

or to such other address or addresses as either party may designate by notice given pursuant hereto. Such notice shall be deemed given when received by the other party, except in the case of mailed notices which shall be deemed given three days after the date when duly mailed and except in the case of notices sent by overnight courier which shall be deemed given on the business day next succeeding the day presented to such overnight courier for delivery and except in the case of facsimile transmission, which shall be deemed given on the date of transmission if a business day, or on the next business day after the day of transmission if not transmitted on a business day.

         15.  CONFIDENTIALITY

         Neither Operator nor SSI shall disclose (whether orally or in writing, or by press release or otherwise) to any third party (other than their respective officers, directors and employees, in their capacity as such, and if Operator is a partnership or joint venturer, the managing general partner of Operator (and if such managing general partner is not an individual, but rather a business entity, then the senior, executive individual in direct control of the operations of such business entity), the respective auditors and attorneys of SSI and Operator; provided, however, that the disclosing party agrees to be responsible for any breach of the provisions of this Section 15 by such permitted third parties, any information with respect to the terms and provisions of this Agreement, and Operator shall not disclose any information with respect to the rates for SSI Programming Services, the terms and provisions of the Procedures, or any Affiliation Agreement, and SSI shall not disclose any information obtained in any inspection and/or audit of Operator's books and records, except: (i) to the extent necessary (but redacted to the greatest extent possible) to comply with the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (ii) as part of its normal reporting or review procedure to its parent company, its auditors and its attorneys; provided, however, that the disclosing party agrees to be responsible for any breach of the provisions of this Section 15 by such parent company, its auditors and attorneys; (iii) in order to enforce its rights or perform its obligations pursuant to this Agreement; or (iv) if mutually agreed by SSI and Operator, in advance of such disclosure, in writing. Further, Operator hereby acknowledges the extraordinarily confidential nature of the Affiliation Agreements and hereby fully waives any and all rights, now or existing in the future, to ever see or have disclosed to it any term or provision of any Affiliation Agreement of SSI except as required (and then, redacted to the greatest extent possible) by a final order of a court of competent jurisdiction. The provisions of this Section 15 shall survive the expiration or termination (for any reason) of this Agreement.

         16.  MISCELLANEOUS.

         16.1 Amendments; Waivers. This Agreement may be amended, modified or canceled, and any terms, covenants or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving noncompliance. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         16.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, superseding all prior agreements or understandings, written or oral.

         16.3 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

         16.4 Enforceability. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby and the parties further agree hereby to negotiate in good faith with respect to an equitable modification of the provisions or application thereof held to be invalid.

         16.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of choice of laws.

         16.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original and all of which shall constitute one and the same instrument.

         16.7 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, subject to Section 13, their respective successors and assigns. The provisions of this Agreement are for the exclusive benefit of the parties hereto and their permitted assigns, and no other person is intended to be a third party beneficiary or to have any rights by virtue of this Agreement.

         16.8 No Inference Against Author. Operator and SSI each acknowledge that this Agreement was fully negotiated by the parties and, therefore, no provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       SATELLITE SERVICES, INC., a
                                       Delaware corporation



                                       By /s/ Nancy Valentine
                                          -----------------------------------
                                                   Nancy Valentine

                                       Its:     Vice President of Programming
                                                Administration


                                       INTERMEDIA PARTNERS IV, L.P., a
                                       California limited partnership

                                       By InterMedia Capital Management IV, L.P.

                                       Its:  General Partner



                                          By /s/ Leo J. Hindery, Jr.
                                             --------------------------------
                                          Its:  Managing General Partner

                                    EXHIBIT A
                                       to
                            SATELLITE SERVICES, INC.
                          PROGRAMMING SUPPLY AGREEMENT
                                 by and between
                          Satellite Services, Inc. and
                          InterMedia Partners IV, L.P.
                          Dated as of January 28, 1996


           OWNERSHIP INTEREST OF TCI COMMUNICATIONS, INC. IN OPERATOR

TCI Communications, Inc. has a 33% partnership interest in Operator.

                                    EXHIBIT B
                                       to
                            SATELLITE SERVICES, INC.
                          PROGRAMMING SUPPLY AGREEMENT
                                 by and between
                          Satellite Services, Inc. and
                           InterMedia Partners IV, L.P
                          Dated as of January 28, 1996


           SYSTEM HEADENDS AND OPERATOR'S OWNERSHIP INTERESTS THEREIN

Operator owns 100% of the assets of the systems served by the headends listed below:

         Gibbs, TN
         Thompson, TN
         Baggett, TN
         Hendersonville, TN
         Waverly, TN
         Montery, TN
         Ft. Campbell, TN
         Kingsport, TN

                                    EXHIBIT C
                                       to
                            SATELLITE SERVICES, INC.
                          PROGRAMMING SUPPLY AGREEMENT
                                 by and between
                          Satellite Services, Inc. and
                           InterMedia Partners IV, L.P
                          Dated as of January 28, 1996


                              PROGRAMMING SERVICES

                                TO BE DETERMINED